Exhibit 10.19

GOLFSMITH INTERNATIONAL HOLDINGS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

May 21, 2009

Annual Retainers

Except as otherwise provided herein, Golfsmith International Holdings, Inc. (the “Company”) shall pay non-employee directors (for the purpose of this Non-Employee Directors Compensation Plan, “Non-Employee Directors” shall mean those individuals who are neither employees of the Company nor First Atlantic Capital, Ltd.) the following annual retainers in equal quarterly amounts.

Director	$76,000
Audit Committee Chairperson	$15,000
Compensation Committee Chairperson	$5,000
Nominating Committee Chairperson	$5,000

Meeting and Other Fees

Board of Directors meeting	$1,500
Committee meeting	$1,000
Other meetings or Board service (as approved by the Chairman of the Board)	$1,000

Deferred Stock Units

Annual DSU Grant: The Company shall grant each Non-Employee Director, at the Annual Shareholder’s Meeting or as soon as permitted by applicable insider trading policies, fifteen thousand (15,000) deferred stock units (“DSUs”) each equal to one share of the common stock. DSUs will be payable and exercisable by directors only upon termination from Board Service.

Expense Reimbursement

The Company shall reimburse Non-Employee Directors for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings and other Board service.

Fees Pro-rated Based Upon Annual Shareholder’s Meeting

Director appointments shall generally be completed at the Annual Shareholder’s Meeting (each, an “ASM”). To the extent a director is nominated at a time other than the ASM, any DSU and Annual Retainer payment will be prorated from the most recent applicable ASM.